Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Les Brown
Senior Vice President, Finance
and Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS SALES AND INCOME

PARK CITY, Utah, Nov 30/PRNewswire-First Call/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2006 fourth quarter and year ended September 30, 2006.

Net sales for the fiscal 2006 fourth quarter were $35.7 million compared to $36.8 million for the same quarter of fiscal 2005.  For the fourth quarter, net income was $3.1 million, or $0.27 diluted earnings per share, compared to $3.0 million, or $0.26 diluted earnings per share, for the same quarter of fiscal 2005.

Net sales for the fiscal year ended September 30, 2006 were $150.4 million compared to $148.2 million for fiscal 2005.  During fiscal 2006, net income was $14.9 million, or $1.30 diluted earnings per share, compared to $12.5 million, or $1.06 diluted earnings per share, during fiscal 2005.  Net income for the fiscal year ended September 30, 2006 included a gain of $0.7 million, or $0.06 diluted earnings per share, related to the sale of a building located in Park City, Utah.

Operating cash flow was approximately $16.1 million in fiscal 2006 and proceeds from the sale of the Park City building generated an additional $4.5 million.  This aggregate cash of $20.6 million was used primarily for purchases of property and equipment of $14.5 million and stock repurchases of $6.8 million.

Bill Gay, chairman and chief executive officer, commented, “During fiscal 2006, we focused on, among other things, operational improvements, brand positioning and product innovations, as well as making capital improvements for the future.  We continued our historical focus on increasing market share in domestic health and natural food stores through marketing and sales programs with our retail store customers.  Acquisitions and development of synergistic product categories will remain an integral part of our growth strategy as nutritional supplement growth rates continue to be relatively flat and competitive.”

Mr. Gay continued, “We believe that our amended, five-year credit facility and operating cash flows provide us the needed flexibility to respond to opportunities to grow our business, especially through acquisitions, as we move forward in fiscal 2007.  We are committed to our business model and remain optimistic about our ability to create long-term value for our stakeholders, including our customers, employees and investors.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate, from beginning to end, the manufacturing, marketing and distribution of branded nutritional supplement businesses in the natural products industry.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We sell branded nutritional supplements and other natural products under the trademarks Solaray®, KAL®, Nature’s Life®, Natural Balance®, NaturalMax®, VegLife®, Premier One®, Pioneer®, Sunny Green®, Natural Sport®, Supplement Training Systems™, FunFresh Foods™, ActiPet®, Action Labs®, Thompson®, Montana Big Sky™, Body Gold®, Healthway®, Living Flower Essences®, Life-flo®, AllVia™, Sayge Biosciences™ and Monarch Nutritional Laboratories™.  Under the name Woodland Publishing™, we publish, print and market a line of books and booklets to, among others, book distributors, national retail bookstores and health and natural food stores.  We also distribute branded products of certain third parties.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Arizona Health Foods™, Granola’s™ and Pilgrim’s Natureway™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 3,000 SKUs, including over 650 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to our future plans, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Press Release. Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to, government regulations,  product liability claims and litigation, insurance coverage issues, a decrease in or slowing of the growth rate of the vitamin, mineral and supplement market, the success of the healthy foods channel, consumer perception of safety and quality of our products and similar products, competition, intellectual property rights of other parties, the loss of key personnel, disruptions from acquisitions, issues with obtaining raw materials of adequate quality or quantity, problems with information management systems, manufacturing efficiencies and operations, litigation generally, the volatility of the stock market generally and of our stock specifically, a general lack of adequate industry analyst coverage, and other factors indicated from time to time in our SEC reports, copies of which are available upon request from our investor relations group or which may be obtained at the SEC’s website (www.sec.gov).

© 2006 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; dollars in thousands)

	September 30,	September 30,
	2006	2005
Assets
Current assets, net	$44,437	$42,867
Property, plant and equipment, net	32,669	25,808
Goodwill	18,366	18,387
Other non-current assets, net	12,488	13,843
	$107,960	$100,905

Liabilities and Stockholders’ Equity
Current liabilities	$14,494	$16,074
Long-term liabilities	2,684	2,364
Stockholders’ equity	90,782	82,467
	$107,960	$100,905

NUTRACEUTICAL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; dollars in thousands, except per share data)

	Three months ended September 30,		Twelve months ended September 30,
	2006	2005	2006	2005
Net sales	$35,691	$36,806	$150,405	$148,187
Cost of sales	16,945	17,753	71,191	71,682
Gross profit	18,746	19,053	79,214	76,505
Operating expenses
Selling, general and administrative	13,582	13,935	55,389	55,123
Amortization of intangible assets	9	95	289	377
Income from operations	5,155	5,023	23,536	21,005
Interest and other (income)/expense, net	136	105	(757)	647
Income before provision for income taxes	5,019	4,918	24,293	20,358
Provision for income taxes	1,933	1,893	9,353	7,838

Net income	$3,086	$3,025	$14,940	$12,520

Net income per common share
Basic	$0.28	$0.26	$1.32	$1.09
Diluted	0.27	0.26	1.30	1.06

Weighted average common shares outstanding
Basic	11,179,554	11,465,425	11,332,466	11,520,936
Diluted	11,363,751	11,649,815	11,517,492	11,765,270

NUTRACEUTICAL INTERNATIONAL CORPORATION
EBITDA SCHEDULE
(unaudited; dollars in thousands)

	Three months ended September 30,		Twelve months ended September 30,
	2006	2005	2006	2005
Net income	$3,086	$3,025	$14,940	$12,520
Provision for income taxes	1,933	1,893	9,353	7,838
Interest and other (income)/expense, net (1)(2)	136	105	(757)	647
Depreciation and amortization	1,051	1,069	4,527	4,348

EBITDA	$6,206	$6,092	$28,063	$25,353

(1)             Includes amortization of deferred financing fees and losses associated with fixed asset disposals.

(2)             Includes other income of $1,105 for the twelve months ended September 30, 2006 related to a gain on the sale of a building.